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                 SECURITIES AND EXCHANGE COMMISSION

                       Washington D.C. 20549



                             FORM 8-K

                          CURRENT REPORT

                Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934




Date of Report                                     October 19, 1999
(Date of earliest event reported)





                   KIMBALL INTERNATIONAL, INC.
      (Exact name of registrant as specified in its charter)





                          INDIANA
      (State or other jurisdiction of incorporation)

        0-3279                            35-0514506
(Commission File Number)     (IRS Employee Identification Number)

   1600 Royal Street, Jasper, Indiana               47549-1001
(Address of principal executive offices)            (Zip Code)


Registrants telephone number, including area code: (812) 482-1600


                         Not Applicable
  (Former name or former address, if changed since last report)

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ITEM 5.  Other Events

On October 19, 1999, the Registrant issued press releases announcing the agreement to acquire Jackson of Danville and the election of nominees to the Board of Directors.

KIMBALL INTERNATIONAL, INC. ACQUIRES SEATING MANUFACTURER

Jasper, IN (October 19, 1999) - Aiming to bolster their market share in the seating segment of the hospitality and healthcare markets, Kimball International, Inc. (NASDAQ: KBALB) today announced the signing of a definitive agreement to acquire Jackson of Danville headquartered in Danville, Kentucky. Jackson of Danville is a privately held manufacturer of custom and in-line fully upholstered seating products and wood framed chairs marketed under the brand name "Health Wise" and "Jackson of Danville" for the hospitality and healthcare markets with manufacturing facilities located in Danville and Greensburg, Kentucky. The closing of the transaction, subject to the satisfaction of certain conditions, is expected to occur within the next 30 to 45 days.

The acquisition will allow Kimball and Jackson of Danville to leverage their strengths in the sales and marketing of seating products to the hospitality and healthcare markets while at the same time, offer new opportunities to Jackson of Danville to expand distribution of their custom and designer-oriented products. As a result of these anticipated synergies, Kimball expects to achieve an increase in both the sales and income of seating and casegoods products to the hospitality and healthcare markets.

"We are pleased to announce this transaction and welcome Jackson of Danville and their employees into the Kimball family," said Kimball International, Inc. President, James C. Thyen. "Jackson of Danville has been providing Kimball Lodging and Healthcare with high-quality, affordable hospitality and healthcare seating for many years. We believe that this strategic acquisition will help to strengthen an already impressive line of seating products and casegoods marketed by Kimball Lodging and Healthcare. Jackson of Danville also brings an experienced sales and marketing staff supported by a network of independent representatives throughout the United States making Kimball Lodging and Healthcare an even more formidable competitor in the lodging and healthcare industries. Today's announcement is further confirmation of our continued commitment to delivering new and improved products to the marketplace for the long-term benefit of the employees and Share Owners of Kimball International, Inc.," concluded Thyen.

Certain statements contained within this document are forward looking statements under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as the successful closing of the proposed acquisition of Jackson of Danville, fluctuations in market demands and general economic conditions.

Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems and furniture components. The Electronic Contract Assemblies Segment is a global provider of design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to customers in the transportation, industrial controls, telecommunications, computer and medical industries.

To learn more about the products and services offered by Kimball International, Inc., visit the Company's web site located on the Internet at www.kimball.com.

"Kimball International Builds Success"

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KIMBALL INTERNATIONAL HOLDS ANNUAL MEETING OF SHARE OWNERS


JASPER,  IN (October 19, 1999) -   At their 1999 annual meeting held today,
Share Owners of Kimball International, Inc. (NASDAQ: KBALB) overwhelmingly elected all twelve nominees to the Board of Directors. The following Board members were re-elected to serve a one-year term: Douglas A. Habig, Thomas L. Habig, James C. Thyen, John B. Habig, Ronald J. Thyen, John T. Thyen, Gary P. Critser, Brian K. Habig, Dr. Jack R. Wentworth, Christine M. Vujovich, Alan B. Graf, Jr. and Polly B. Kawalek.

     Kimball International, Inc. provides a vast array of products from its two business segments: the Furniture and Cabinets Segment and the Electronic Contract Assemblies Segment. The Furniture and Cabinets Segment manufactures furniture for the office, residential, lodging and healthcare industries and store display fixtures, all sold under the Company's family of brand names. Other products produced by Kimball on an original equipment manufactured basis include store fixtures, television cabinets and stands, audio speaker systems and furniture components. The Electronic Contract Assemblies Segment is a global provider of design engineering, manufacturing, packaging and distribution of electronic assemblies, circuit boards, multi-chip modules and semiconductor components on a contract basis to customers in the transportation, industrial controls, telecommunications, computer and medical industries.

     To review a transcript of the annual meeting reports and visual presentations made by Chairman and Chief Executive Officer Douglas A. Habig and Robert F. Schneider, Executive Vice President, Chief Financial Officer, Assistant Treasurer, visit Kimball's web site on the Internet at
www.kimball.com.
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                             SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   Kimball International, Inc.



                                   By:  Robert F. Schneider
                                        ROBERT F. SCHNEIDER
                                        Executive Vice President,
                                        Chief Financial Officer,
                                        Assistant Treasurer

Date:  October 20, 1999